UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

Meade Instruments Corp.
 (Exact name of registrant as specified in its charter)

Delaware	0-22183	95-2988062
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Hubble, Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 451-1450

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

See Item 5.02 below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 25, 2010, Meade Instruments Corp., a Delaware corporation (the “Company”), and Steven Murdock, the Company’s Chief Executive Officer, entered into an Employment Agreement (the “Murdock Agreement”). In addition, on March 31, 2010, the Company and John Elwood, the Company’s Chief Financial Officer, entered into an Employment Agreement (the “Elwood Agreement”, and together with the Murdock Agreement, the “Executive Agreements”). Each of the Executive Agreements has an initial term of one year beginning as of February 1, 2010, and each agreement is automatically renewed for one year if the Company or the executive office does not notify the other of nonrenewal within a certain period of time (30 days under the Elwood Agreement and 6 months under the Murdock Agreement) before the end of the initial term (or renewal term).

Each Executive Agreement is essentially identical, except for compensation and certain termination provisions. The Executive Agreements provide for the following terms and conditions: Each executive officer is entitled to the payment of an annual base salary equal to the following amounts: $250,000 for Mr. Murdock and $165,000 for Mr. Elwood. In addition, each executive officer is entitled to a cash bonus if certain targets are achieved. The calculation of such cash bonus amounts shall be determined by the Compensation Committee of the Company’s Board of Directors within the first 60 days of each fiscal year. For the Company’s fiscal year ending February 28, 2011, Mr. Murdock will receive a cash bonus of $62,500 if the Company’s EBTDA for such fiscal year exceeds $62,500, and if the Company’s EBTDA exceeds $625,000, then Mr. Murdock shall instead receive a cash bonus in the amount of $125,000. For this purpose, EBTDA means the Company’s net income plus the provision for income taxes and plus the amount of any non-cash expenses. Mr. Elwood is entitled to a cash bonus for the Company’s fiscal year ending February 28, 2011 equal to 1.65% of each dollar of the Company’s net sales for such fiscal year in excess of $25 million (up to a maximum cash bonus of $82,500). The executive officers are also entitled to participate in and are covered by all bonus, incentive and employee health, insurance, 401(k), and other plans and benefits established for the employees of the Company. In addition, the Executive Agreements provide the executive officers with vacation benefits (three weeks per year for Mr. Elwood and four weeks per year for Mr. Murdock, up to a maximum accrual of six weeks for Mr. Elwood and eight weeks for Mr. Murdock), and reimbursement of all business expenses.

If the Company terminates the employment of one of the executive officers without cause, the Company elects not to renew one of the executive officer’s Executive Agreement or if one of the executive officers terminates his employment for one of the following reasons: (A) a material diminution of authority, duties or responsibilities of the executive officer, (B) any reduction by the Company to the executive officer’s base salary, or (C) the Company requires the executive officer to be based at any office or location which increases the distance from such executive officer’s home to the office or location by more than 45 miles from the distance in effect at the beginning of the term of the Executive Agreements, then such executive officer would be entitled to an aggregate severance payment equal to: (x) 12 months base salary (6 months in the event the Company elects not to renew Mr. Murdock’s Executive Agreement) and (y) group medical and dental insurance COBRA benefits for 18 months (collectively, the “Severance Payments”). The Severance Payments are to be paid in one lump sum within 30 days after termination. As partial consideration for the benefits set forth above, the executive officers agreed to not compete with the Company, or solicit its customers or employees, during the term of employment and for 12 months (6 months in the event the Company elects not to renew Mr. Murdock’s Executive Agreement) after termination of employment.

The Executive Agreements are attached as Exhibits 10.73 and 10.74 to this Current Report on Form 10-K. The above description of the Executive Agreements is not complete and is qualified in its entirety by reference to the exhibits.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description
10.73	Employment Agreement effective as of February 1, 2010 between Meade Instruments Corp. and Steven Murdock
10.74	Employment Agreement effective as of February 1, 2010 between Meade Instruments Corp. and John Elwood

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2010	MEADE INSTRUMENTS CORP.
(Registrant)

	By:	/s/ John Elwood

Senior Vice President – Finance and Administration, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description
10.73	Employment Agreement effective as of February 1, 2010 between Meade Instruments Corp. and Steven Murdock
10.74	Employment Agreement effective as of February 1, 2010 between Meade Instruments Corp. and John Elwood

Exhibit Index